SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2002

Banner Corporation
(Exact name of registrant as specified in its charter)

Washington	0-26584	91-1632900
State or other jurisdiction of incorporation	Commission File Number	(I.R.S. Employer Identification No.)

10 S. First Avenue, Walla Walla, Washington	99362
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number (including area code) (509) 527-3636

Not Applicable
(Former name or former address, if changed since last report)

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Item 5.  Other Events

       On December 20, 2002, the Registrant announced that as a result of further deterioration in the quality of the loan portfolio, it anticipates its fourth quarter loan loss provision will be approximately $7.0 million. The increase in the provision will substantially eliminate fourth quarter profitability for the Registrant.

       For further information, reference is made to the Registrant's press release dated December 20, 2002, which is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

       Exhibit

         99      Press Release dated December 20, 2002.

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SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANNER CORPORATION

DATE: December 23, 2002	By: /s/D. Michael Jones D. Michael Jones President and Chief Executive Officer

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Exhibit 99

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BANNER CORPORATION ANNOUNCES INCREASED PROVISION FOR LOAN LOSSES, FOURTH QUARTER PROFITABILITY AND DIVIDEND DECLARATION

WALLA WALLA, Wash.--(BUSINESS WIRE)--Dec. 20, 2002--Banner Corporation (Nasdaq: BANR), the parent of Banner Bank, today announced that its Board of Directors declared a $0.15 per share cash dividend to be paid on January 10, 2003, to shareholders of record on December 31, 2002.

During the fourth quarter and particularly in December, the Bank's loan portfolio quality, as measured by the levels of past due, classified or non-performing loans, shows deterioration. Problem loans are primarily due from borrowers located in the Puget Sound region. The loans are the result of poor risk assessment at the time they were originated, coupled with weakened economic conditions in that area.

Based on the level of loan portfolio quality deterioration currently being experienced, the Company expects to increase the provision for loan losses from a $4 million level recorded in the third quarter to approximately $7 million in the fourth quarter. This increase in the provision for loan losses will substantially eliminate fourth quarter profitability for the Company.

Also today, the Company announced the completion of the issuance of $15 million of Trust Preferred Securities in a private placement. The Trust Preferred Securities were issued by a special purpose business trust owned by the Company and sold to a pooled investment vehicle sponsored by Sandler O'Neill & Partners and Salomon Smith Barney. The proceeds from this offering may be used to augment the capital of Banner Bank to fund growth, including acquisitions, or may be used to fund the Company's stock repurchase program and for other general corporate purposes.

Under the terms of the transaction, the Trust Preferred Securities will have a maturity of 30 years and are redeemable after five years with certain exceptions. The holders of the Trust Preferred Securities will be entitled to receive cumulative cash distributions at a variable annual rate, with an initial interest rate of 4.76% reset quarterly to equal three month LIBOR plus 3.35%.

Banner Corporation is the parent of Banner Bank, a Washington state chartered commercial bank. It operates a total of 41 branch offices and six loan offices in 19 counties in Washington, Oregon and Idaho. Banner Bank serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.banrbank.com. On Thursday, December 19, 2002, Banner Corporation's stock closed the trading day at $18.35 per share.

Statements concerning future performance, developments or events, expectations for earnings, growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements, which are subject to a number of risks and uncertainties that are beyond the Company's control and might cause actual results to differ materially from the expectations and stated objectives. Factors which could cause actual results to differ materially include, but are not limited to, regional and general economic conditions, changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, competition, loan delinquency rates, changes in accounting principles, practices, policies or guidelines, changes in legislation or regulation, other economic, competitive, governmental, regulatory and technological factors affecting operations, pricing, products and services, Banner Corporation's ability to successfully resolve outstanding credit issues and recover check kiting losses, and the Company's stock repurchase activity. Accordingly, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. Banner undertakes no responsibility to update or revise any forward-looking statements.

Contact:	Banner Corporation D. Michael Jones, President and CEO Lloyd Baker, CFO 509/527-3636

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